Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284050

PROSPECTUS

Up to 60,000,000 Ordinary Shares

HONGLI GROUP INC.

This prospectus relates to the resale, from time to time, by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the caption “Selling Shareholders,” of up to 60,000,000 ordinary shares, par value $0.0001 per share (the “ordinary shares”), of Hongli Group Inc. (the “Company” or “Hongli Cayman”), held by the Selling Shareholders (the “Resale Shares”).

We are registering the Resale Shares on behalf of the Selling Shareholders to be sold by them from time to time. We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale of Resale Shares by the Selling Shareholders. All net proceeds from the sale of the Resale Shares covered by this prospectus will accrue to the Selling Shareholders. See “Use of Proceeds.”

The Selling Shareholders may sell all or a portion of the Resale Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Resale Shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HLP”. On February 3, 2025, the last reported sale price of our ordinary shares was $1.295 per share.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 20 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F, in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”

We are not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we consolidate the financial results of Shandong Hongli Special Section Tube Co., Ltd., a variable interest entity (“Hongli Shandong” or “VIE”), through a series of agreements dated April 12, 2021 (the “Contractual Arrangements”) between our wholly-owned subsidiary entity, Shandong Xiangfeng Heavy Industry Co., Ltd. (“Hongli WFOE”) and the VIE, and its subsidiaries (together with the VIE, collectively, “the PRC operating entities”). This structure involves unique risks to investors.

This is an offering of the securities of the offshore holding company, Hongli Cayman, instead of shares of any of the PRC operating entities, and therefore our investors may never hold equity interests in the PRC operating entities. You are not investing in the PRC operating entities. Neither we nor our subsidiaries own any share or equity interest in the PRC operating entities. Instead, we consolidate the financial results of the VIE through the Contractual Arrangements between our wholly-owned subsidiary entity, Hongli WFOE and the VIE. Though the business of the PRC operating entities is not within any sensitive sector that Chinese law prohibits direct foreign investment in, this VIE structure was selected to avoid the substantial costs and time for regulatory approval to convert the PRC operating entities into wholly foreign owned entities. As a result of Hongli Cayman’s direct ownership in Hongli WFOE and the Contractual Arrangements, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP, but we do not own equity interests in the VIE or its subsidiaries. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements for accounting purpose in accordance with U.S. GAAP. See “Summary Consolidated Financial Data—Selected Condensed Consolidating Statements of Operations”; “—Selected Condensed Consolidating Balance Sheets”; “—Selected Condensed Consolidating Statements of Cash Flows”; and “—Roll-Forward of Investment in Subsidiaries and VIE” in our most recent annual report on Form 20-F for more information.

As we chose such VIE structure, we are subject to certain unique risks and uncertainties that may not otherwise exist if we had direct equity ownership in the PRC operating entities. Further, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitations on foreign ownership and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the operations of the PRC operating entities and/or cause the value of our ordinary shares to decrease significantly or become worthless. As of the date of this prospectus, the agreements under the Contractual Arrangements have not been tested in any courts of law. For a description of the VIE contractual arrangements, see “Prospectus Summary—Overview—Our Corporate History and Structure” starting on page 1 of this prospectus.

See “Item 3. Key Information—D. Risk Factors—We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE,” “Item 3. Key Information—D. Risk Factors—Any failure by the VIE or its shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our results of operation,” “Item 3. Key Information—D. Risk Factors—If the VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding, its ability to operate its business might be materially and adversely hindered, which could materially and adversely affect our results of operations,” “Item 3. Key Information—D. Risk Factors—The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F for more information.

We are subject to legal and operational risks associated with being based in and having the majority of the Company’s operations in the PRC. Chinese regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the Company operates, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. The Chinese government may intervene or influence the operation of our PRC operating entities and exercise significant oversight and discretion over the conduct of their business and may intervene in or influence their operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our ordinary shares. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F for more information.

Recently the PRC government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly released the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and to strengthen the supervision over overseas listings by Chinese companies. Effective measures such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of overseas listed companies, and cybersecurity and data privacy protection requirements. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, issued the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. The CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. These CSRC regulations, collectively referred to as the Overseas Listing Rules, took effect on March 31, 2023. Under these rules, a company established in mainland China seeking securities offering and listing, by both direct or indirect means, in an overseas market is required to undertake filing procedures with the CSRC for its overseas offering and listing activities. The Trial Measures also set forth a list of circumstances under which overseas offering and listing by domestic companies established in mainland China is prohibited, including: (i) where such securities offering and listing is explicitly prohibited by the PRC laws; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent PRC authorities under the State Council in accordance with PRC laws; (iii) where the domestic company established in mainland China, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three (3) years; (iv) where the domestic company established in mainland China seeking securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (v) where there are material ownership disputes over equity held by the controlling shareholder of the company established in mainland China or by other shareholders that are controlled by the controlling shareholder and/or actual controller. In accordance with the Trial Measures, the listing and trading of our ordinary shares on Nasdaq is deemed as an indirect overseas listing and trading by domestic companies established in mainland China, and thus, we are subject to the Overseas Listing Rules and the relevant filing procedures. Our PRC counsel, Beijing Dacheng Law Offices, LLP (Shanghai), has confirmed, as of the date of this prospectus, none of the circumstances prohibiting the overseas offering and listing by domestic companies applies to us, and we can offer and continue to list our ordinary shares on Nasdaq. Pursuant to the Notice, we are deemed as an “Existing Issuer” because we had been listed overseas before March 31, 2023 and are not required to undertake the initial filing procedure immediately. We, however, must complete filing procedures as required in a timely manner for the subsequent events, including any follow-up offerings, dual and/or secondary offering and listing on different overseas markets, and occurrence of material events including change of control, investigations or sanctions imposed by overseas securities regulatory authorities, and voluntary or mandatory delisting. As a result, we were required to file with the CSRC within three business days after the completion of the private placement offering of 60,000,000 ordinary shares of the Company contemplated under the Securities Purchase Agreement among the Company and certain non-U.S. investors (who are also the Selling Shareholders) dated November 13, 2024. We submitted a filing for communication on this offering to the CSRC on December 11, 2024. If we or our PRC subsidiaries fail to undertake filing procedures as stipulated in the Trial Measures, or offer and list securities in an overseas market in violation of the Trial Measures, the CSRC may order rectification, issue warnings to us and/or our PRC subsidiaries, and impose a fine of between RMB 1,000,000 and RMB 10,000,000. The CSRC may also inform its regulatory counterparts in the overseas jurisdictions, such as the SEC, via cross-border securities regulatory cooperation mechanisms. Further, on February 24, 2023, the CSRC, together with Ministry of Finance, National Administration of State Secrets Protection, and National Archives Administration of China, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality Provisions”). Under the Confidentiality Provisions, domestic companies established in mainland China seeking overseas offering and listing, by both direct and indirect means, are required to institute a sound confidentiality and archives system. If such domestic companies established in mainland China intend to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or secrets of government agencies, they shall obtain approval from competent authorities and complete the relevant filing procedure with the competent secrecy administrative department prior to their disclosure or provision of such documents and materials. If they provide or publicly disclose documents and materials which may adversely affect national security or public interests, they shall strictly follow the corresponding procedures in accordance with relevant laws and regulations. Any failure or perceived failure to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions and other relevant PRC laws and regulations may cause relevant entities to be held legally liable, including criminal liability. As of the date of this prospectus, we believe that none of our PRC subsidiaries or their operations have had access to any documents or materials involving state secrets or work secrets of PRC government agencies, nor have we and our subsidiaries have provided to any person or disclosed any such documents or information. Any failure of us or our mainland China subsidiaries to fully comply with the Overseas Listing Rules and/or the Confidentiality Provisions, may significantly limit or completely hinder our ability to offer or continue to list our ordinary shares on Nasdaq, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Item 3. Key Information—D. Risk Factor— New rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC recently. Such rules may subject us to additional compliance requirements in the future” in our most recent annual report on Form 20-F for more information.

We or our subsidiaries may also be subject to PRC laws relating to the use, sharing, retention, security and transfer of confidential and private information, such as personal information and other data. On November 14, 2021, the Cyberspace Administration of China (“CAC”) released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft. Pursuant to the draft regulation, data processors holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, an online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we or our Subsidiaries file for approval for this offering by the Selling Shareholders. We do not believe that we or any of our subsidiaries will be subject to either the Cybersecurity Review Measures or the Data Security Management Regulations Draft since none of us hold more than one million users/users’ individual information. However, it is uncertain how the above-mentioned new laws or regulations will be interpreted or implemented, and whether it will affect us. Since these regulations are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the business and operations of our PRC subsidiaries, their ability to accept foreign investments, and our ability to continue to list or offer securities on an U.S. exchange. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business of the PRC operating entities, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering” in our most recent annual report on Form 20-F for more information.

In addition, the Chinese government has recently strengthened its anti-monopoly regulation and enforcement. In 2011, the State Council promulgated the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, and MOFCOM issued related implementation regulations, officially establishing a security review system for mergers and acquisitions of domestic enterprises by foreign investors. In July 2021, the Cyberspace Administration of China (“CAC”) opened cybersecurity probes into several U.S.-listed technology companies focusing on anti-monopoly regulation and those companies’ practice to collect, store, process and transfer data. On June 24, 2022, the Standing Committee of the National People’s Congress adopted the amended Anti-Monopoly Law, which increases the fines for illegal concentration of business operators. On February 7, 2021, the Anti-Monopoly Committee of the State Council promulgated the Anti-monopoly Guidelines for the Platform Economy Sector, or the Anti-monopoly Guideline, aiming to improve anti-monopoly administration on online platforms and specifically prohibit certain acts of the platform economy operators that may have the effect of eliminating or limiting market competition. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. stock exchange because neither the Company nor its PRC subsidiaries have engaged in monopolistic acts that are subject to these statements or regulatory actions.

As a holding company, we may rely upon dividends paid to us by our subsidiaries in the PRC or elsewhere to pay dividends and to finance any debt we may incur. As of the date of this prospectus, none of our subsidiaries has issued any dividends or distributions to us and we have not made any dividends or distributions to our shareholders. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. Under Cayman Islands law, we may pay a dividend on our shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business. If we determine to pay dividends, as a holding company, we will be dependent primarily on receipt of funds from our subsidiaries in PRC through our Hong Kong subsidiary.

Current PRC regulations permit our subsidiaries in mainland China to pay dividends to us or our Hong Kong subsidiary only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under our current corporate structure, we rely on dividend payments or other distributions from our subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. In addition, under PRC laws and regulations, each of our subsidiaries in mainland China is required to set aside a portion of their net income each year to fund a statutory surplus reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as dividends. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of its net assets to us in the form of dividends, loans or advances. Further, the PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive funds from our subsidiaries, we may be unable to pay cash dividends on our ordinary shares.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC resident enterprise. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong resident enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong resident enterprise must directly hold no less than 25% share ownership in a PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot be certain that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Our Hong Kong subsidiary intends to apply for the tax resident certificate when our subsidiaries in mainland China plan to declare and pay dividends to their Hong Kong parent companies.

As an offshore holding company, we will be permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund-raising activities to our subsidiaries in China only through loans or capital contributions, subject to the satisfaction of the applicable government registration and approval requirements. Before providing loans to our PRC subsidiaries, we will be required to make filings about details of the loans with the State Administration of Foreign Exchange of the PRC (the “SAFE”) in accordance with relevant PRC laws and regulations. Our PRC subsidiaries that receive the loans are only allowed to use the loans for the purposes set forth in these laws and regulations. Under regulations of the SAFE, Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made. Upon the closing of the transaction contemplated under the Securities Purchase Agreement, the Company issued a total of 60,000,000 ordinary shares to the Selling Shareholders after our subsidiaries received gross proceeds of RMB 239,984,300 (equivalent to US$33,000,000). Non-Chinese investors are not allowed to make payments in Renminbi that should be made in foreign exchange or to make investments in Renminbi in that should be made in foreign exchange in China without approval from SAFE. It is uncertain whether approval and/or registration with SAFE can be obtained for the proceeds received in RMB upon closing, which may expose the Selling Shareholders or the Company to potential penalties from SAFE.

We have not declared or paid any cash dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. As of the date of this prospectus, we do not anticipate any difficulties in our ability to transfer cash between subsidiaries. As of the date of this prospectus, we have not installed any cash management policies that dictate the amount of such funds and how such funds are transferred.

Our ordinary shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the PCAOB determines it is unable to inspect or investigate completely our auditors for two consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, RBSM LLP, is headquartered in New York, New York, has been inspected by the PCAOB on a regular basis. Our auditor was not among the PCAOB-registered public accounting firms headquartered in the PRC or Hong Kong that were subject to PCAOB’s determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Notwithstanding the foregoing, in the future, if it is determined that the PCAOB is unable to inspect or investigate our auditor completely, or if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected or investigated by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditor’s audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange or “over-the-counter” markets, may be prohibited under the HFCAA. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (HFCA Act) if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our most recent annual report on Form 20-F for more information.

Neither the Securities and Exchange Commission, any United States state securities commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2025

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to an aggregate of 60,000,000 ordinary shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the ordinary shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Resale Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of ordinary shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Except as otherwise indicated by the context, references in this prospectus to:

●	Unless specifically described otherwise, as used in this prospectus (except in the context of describing our consolidated financial information), the terms “we,” “us,” “our company,” “our”, and “Hongli” refer to Hongli Group Inc., a Cayman Islands holding company, and its subsidiaries;

●	“Controlling Shareholder” refers to Jie Liu;

●	“CRF” refers to cold roll forming.

●	“CNC” refers to computer number control.

●	“Hongli Cayman” refers to Hongli Group Inc., a Cayman Islands holding company.

●	“Hongli Development” refers to Hongli Development Limited, a British Virgin Islands company.

●	“Hongli Technology” refers to Hongli Technology Limited, a British Virgin Islands company.

●	“Hongli HK” refers to Hongli Hong Kong Limited, a Hong Kong company.

●	“Hongli Shandong” and/or “VIE” refer to Shandong Hongli Special Section Tube Company Limited, a PRC company.

●	“Haozhen Beijing” refers to Beijing Haozhen Heavy Industry Technology Company Limited, a PRC company.

●	“Hongli WFOE” refers to Shandong Xiangfeng Heavy Industry Co., Ltd., a PRC company.

●	“Maituo Shandong” refers to Shandong Maituo Heavy Industry Company Limited, a PRC company.

●	“Haozhen Shandong” refers to Shandong Haozhen Heavy Industry Technology Company Limited, a PRC company.

●	“the PRC operating entities” refers to the VIE, Hongli Shandong, and its subsidiaries.

●	“ROP” refers to a rollover protective structure.

●	“China” and “PRC” refer to the People’s Republic of China, including, for the purposes of this prospectus, Macau and Hong Kong.

●	“shares,” “Shares,” or “ordinary shares” are to the ordinary shares of Hongli Group, Inc., par value $0.0001 per share;

●

All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of mainland China, all references to “HKD” is to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

●	Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the securities being offered, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and the financial statements and related notes and other information that we incorporate by reference herein, including, but not limited to, our most recent annual report on Form 20-F and our other SEC reports.

Our Corporate History and Structure

Hongli Cayman is an exempted company incorporated on February 9, 2021, under the laws of the Cayman Islands. We have no substantive operations other than holding all of the issued and outstanding shares of Hongli Hong Kong Limited, or Hongli HK, which was established in Hong Kong on March 5, 2021. Hongli HK is also a holding company holding all of the outstanding equity of Shandong Xiangfeng Heavy Industry Co., Ltd., or Hongli WFOE, which was established on April 8, 2021 under the laws of the PRC.

As a holding company with no material operations of our own, pursuant to certain contractual arrangements, we consolidate the financial results of VIE, Shandong Hongli Special Section Tube Co., Ltd., or Hongli Shandong, a PRC company, and through its wholly owned subsidiaries, Beijing Haozhen Heavy Industry Technology Co., Ltd., or Beijing Haozhen, a PRC company and Shandong Maituo Heavy Industry Co., Ltd., or Maitou Shandong, a PRC company; and its 70% owned subsidiary Shandong Haozhen Heavy Industry Technology Co., Ltd., or Haozhen Shandong, a PRC company. The VIE commenced our operations under the name Shandong Changle Hongli Steel Tube Co., Ltd. to provide industrial pipes and tubes products. Hongli Shandong was incorporated on September 13, 1999 by Ronglan Sun and Li Liu, who originally held 40% and 60% equity interests in Hongli Shandong, respectively.

On June 20, 2001, Hongli Shandong changed its name to Changle Hongli Steel Tube Co., Ltd.

On March 28, 2005, Hongli Shandong increased its registered capital to RMB 4.8 million, or approximately $0.58 million. Yuanqing Liu, Ronglan Sun, and Li Liu contributed a 40%, 30%, 30% equity interest, respectively. Hongli Shandong changed its name to Shandong Changle Hongli Steel Tube Co., Ltd.

On November 3, 2010, Hongli Shandong increased its registered capital to RMB 5 million, or approximately $0.61 million. Yuanqing Liu, Ronglan Sun, and Jie Liu contributed a 40%, 30%, 30% equity interest, respectively.

On October 28, 2010, Hongli Shandong changed its name to Shandong Hongli Special Section Tube Co., Ltd.

On May 23, 2019, Hongli Shandong established its wholly subsidiary Maituo Shandong. Maituo Shandong engages in production of special-shaped steel pipe, construction machinery processing; mining machinery and agricultural machinery steel, stainless steel and corrosion-resistant alloy, automotive parts steel production, sales; CRF technology research and development and technical services; goods import and export (for projects subject to approval according to law, business activities may be carried out only after approval by relevant departments).

On September 18, 2020, Hongli Shandong and Shengda Technology Co. Ltd, a South Korean company, established Haozhen Shandong. Hongli Shandong owns a 70% equity interest in Haozhen Shandong. Haozhen Shandong engages in metal chain and other metal products manufacturing; metal chain and other metal products sales; metal structure manufacturing; metal structure dales; general parts manufacturing; high-quality special steel materials sales; steel calendering processing (except for items subject to approval according to law, and operating activities independently according to law with business license) permitted items: goods import and export (for items subject to approval according to law, business activities may be carried out only after approval by relevant departments, and the specific business items shall be subject to the approval result).

On February 9, 2021, Hongli Cayman was incorporated as an exempted company in the Cayman Islands. Hongli Cayman issued ordinary shares at $0.0001 par value per share to Hongli Development Limited, or Hongli Development, a British Virgin Islands company, owned by Yuanqing Liu, Jie Liu, and Ronglan Sun, three founders of the Company, and issued ordinary shares at $0.0001 par value per share to Hongli Technology Limited, or Hongli Technology, a British Virgin Islands company, 100% owned by Haining Wang. Hongli Cayman and Hongli HK were established as the holding companies of Hongli WFOE.

We were advised by our PRC counsel that our holding company, its subsidiaries, and the VIE, Hongli Shandong and its subsidiaries, are not required to obtain permission or approvals from PRC authorities or agencies to list on the U.S. exchange markets, because the PRC operating entities fall outside the sectors subject to key restrictions by the PRC government.

On March 28, 2022, we issued 17,459,903 ordinary shares to Hongli Development and 539,997 ordinary shares to Hongli Technology, at par value $0.0001 per share, the issuance of which was equivalent to a forward split at a ratio of 180,000-for-1 (the “Forward Split Issuance”). On September 13, 2022, the then current shareholders of the Company surrendered 1,500,000 ordinary shares in total, of which Hongli Development surrendered 1,455,000 ordinary shares and Hongli Technology surrendered 45,000 ordinary shares, respectively. On December 1, 2022, Hongli Development surrendered 6,500,000 ordinary shares.

On March 31, 2023, the Company consummated its initial public offering (the “IPO”) of 2,062,500 ordinary shares, par value $0.0001 per share (the ordinary shares sold in the IPO is hereafter referred as the “IPO Shares”). The IPO Shares were priced at a price of $4.00 per share, and the IPO was conducted on a firm commitment basis. The ordinary shares commenced trading under the symbol “HLP” on March 29, 2023.

On May 2, 2023, upon the underwriter’s exercise of the over-allotment option in full, the Company sold 309,375 ordinary shares at a price of $4.00 per share accordingly.

On December 13, 2023, Hongli Technology surrendered 133,125 ordinary shares to Hongli Cayman. Hongli Technology has sold all of its remaining ordinary shares on the open market and is no longer a shareholder of the Company. As of the date of this prospectus, we have 73,438,750 ordinary shares issued and outstanding as of the date hereof.

The following chart summarizes our corporate structure and identifies our subsidiaries and the PRC material operating entities as of the date of this prospectus.

*	Mr. Yuangqing Liu is the initial founder of the Company and the father of Mr. Jie Liu and Ms. Ronglan Sun is the spouse of Mr. Yuangqing Liu and the mother of Mr. Jie Liu. Mr. Yuangqing Liu and Ms. Ronglan Sun have granted their proxy to Mr. Jie Liu to vote their shares in Hongli Development for all corporate transactions requiring shareholders’ approval and Mr. Jie Liu as such may be deemed to have sole voting and investment discretion with respect to the ordinary shares held by Hongli Development.

Hongli WFOE, a wholly subsidiary of Hongli Cayman, and Hongli Shandong entered into a series of Contractual Arrangements in April 2021. Such Contractual Arrangements consist of a series of three agreements, along with shareholders’ powers of attorney (“POAs”) and irrevocable spousal consent letters. Hongli Shandong, the VIE, and its PRC subsidiaries are the entities conducting the operation in the PRC. Neither Hongli Cayman nor its subsidiaries own any equity interests in the PRC operating entities.

The Contractual Arrangements are designed to allow Hongli Cayman to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements in accordance with U.S. GAAP as the primary beneficiary for accounting purposes.

Due to PRC legal restrictions on foreign ownership in certain sectors or other matters, such as telecommunications and the internet, many China-based operating companies had to list on a U.S. exchange through Contractual Arrangements, or a VIE structure, without a direct ownership in main operating entities. However, even though the business of some other China-based operating companies, including Hongli Shandong, is not within any sensitive sector that Chinese law prohibits direct foreign investment in, some China-based operating companies, as well as Hongli Shandong, at the discretion of the management, still selected to utilize such VIE structure to list overseas to avoid the substantial costs and time. If Hongli Shandong had selected to directly list on a U.S. exchange without such Contractual Arrangements, Hongli Shandong would be required to obtain certain regulatory approvals in connection with the conversion of the PRC operating entities into wholly foreign owned entities which would take the Company approximately 3-6 months to complete, without certainty when the conversion would be completed successfully. As a result, management elected to pursue the VIE structure, at which time that the PRC government did not initiate a series of regulatory actions and statements to regulate business operations in China including enhancing supervision over the use of variable interest entities for overseas listing.

The PRC government has initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As we chose such VIE structure, we understand that we are subject to certain risks and uncertainties that may not otherwise exist if we had direct equity ownership in the operating entities. The VIE structure has inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the Contractual Arrangements. See “Item 3. Key Information—D. Risk Factors— We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE” in our most recent annual report on Form 20-F. We, as a Cayman Islands holding company, may have difficulty in enforcing any rights we may have under the Contractual Arrangements with Hongli Shandong, its founders and owners, in PRC because all of our Contractual Arrangements are governed by the mainland China laws and provide for the resolution of disputes through arbitration in the PRC, where the legal environment is not as developed as in the United States. See “Item 3. Key Information—D. Risk Factors— Any failure by the VIE or its shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our results of operation” in our most recent annual report on Form 20-F. Furthermore, these Contractual Arrangements may not be enforceable in China if PRC government authorities or courts take a view that such Contractual Arrangements contravene applicable PRC laws and regulations or are otherwise not enforceable for public policy reasons. See “Item 3. Key Information—D. Risk Factors— The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F. In the event we are unable to enforce these Contractual Arrangements, we may not be able to consolidate the financial results of Hongli Shandong, and our results of operation may be materially and adversely affected. For more information, see “Item 3. Key Information—D. Risk Factors— Risks Related to Our Corporate Structure” and “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China” in our most recent annual report on Form 20-F.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation and Management Agreement

Pursuant to the exclusive business cooperation and management agreement between Hongli WFOE and Hongli Shandong dated as of April 12, 2021, Hongli WFOE has the exclusive right to provide Hongli Shandong with complete business support, operational management, and technical and consulting services, including all services within the business scope of Hongli Shandong as may be determined from time to time by Hongli WFOE, such as but not limited to technical services, business consultations, and marketing consultancy. Additionally, Hongli WFOE has the full and exclusive right to manage and direct all cash flow and assets of Hongli Shandong and to direct and administrate the financial affairs and daily operation of Hongli Shandong. In exchange, Hongli WFOE is entitled to an annual service fee that equals the audited total amount of the net income of such fiscal year of Hongli Shandong. If Hongli Shandong’s annual net income is zero, Hongli Shandong is not required to pay the service fee. If Hongli Shandong sustained losses in any fiscal year, all such losses will be carried over to the next year and deducted from the service fee of the next year.

The exclusive business cooperation agreement remains in effect, unless terminated pursuant to the agreement or upon the mutual consent of the parties thereto. Hongli Shandong may not unilaterally terminate this agreement unless Hongli WFOE commits gross negligence or a fraudulent act against Hongli Shandong. However, Hongli WFOE has the right to terminate this agreement upon giving 30 days’ prior written notice to Hongli Shandong at any time.

Exclusive Option Agreements

Pursuant to the exclusive option agreement among Hongli HK, Hongli Shandong and the shareholders who collectively own all of Hongli Shandong dated as of April 12, 2021, such shareholders have jointly and severally granted Hongli HK an option to purchase their equity interests in Hongli Shandong. The purchase price shall be equal to the actual capital contributions paid in the registered capital of Hongli Shandong by the shareholders for the portion of equity interests to be purchased by Hongli HK or the lowest price allowed by the applicable PRC laws and regulations. Hongli HK or its designated person may exercise such option at any time to purchase all or part of the equity interests in Hongli Shandong until it has acquired all equity interests of Hongli Shandong, which is irrevocable during the term of the agreements.

The exclusive call option agreement remains in effect for 10 years, and Hongli HK has the right to extend it for an additional 10 years.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement among the shareholders who collectively own all of Hongli Shandong dated as of April 12, 2021, such shareholders have pledged all of the equity interests in Hongli Shandong to Hongli WFOE as collateral to secure the obligations of Hongli Shandong under the exclusive business cooperation and management agreement and the exclusive option agreement. These shareholders are prohibited or may not transfer the pledged equity interests without prior written consent of Hongli WFOE unless transferring the equity interests in accordance with the performance of the exclusive option agreement.

The equity interest pledge agreement shall be terminated upon the full payment of the consulting and service fees under the business cooperation and management agreement and upon the fulfillment of Hongli Shandong’s obligation under the business cooperation and management agreement. Additionally, Hongli WFOE shall cancel or terminate this equity interest pledge agreement as soon as reasonably practicable.

Shareholders’ POAs

Pursuant to the shareholders’ POAs dated as of April 12, 2021, the shareholders of Hongli Shandong have given Hongli HK or its subsidiary an irrevocable proxy to act on their behalf on all matters pertaining to Hongli Shandong and to exercise all of their rights as shareholders of Hongli Shandong, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to designate and appoint the legal representative, the executive directors and/or director, supervisor, the chief executive officer and other senior management members of Hongli Shandong, and to sign and execute transfer documents and any other documents pursuant to the exclusive option agreement and the equity interest pledge agreement. The POAs shall remain in effect while the shareholders of Hongli Shandong hold the equity interests in Hongli Shandong.

Irrevocable Spousal Consent Letters

Pursuant to the irrevocable spousal consent letters dated as of April 12, 2021, the spouses of all the shareholders of Hongli Shandong consent to the execution of the exclusive business cooperation and management agreement, equity interest pledge agreement, exclusive option agreement, and the power of attorneys signed by their spouse. The spouses of the shareholders of Hongli Shandong further undertake not to make any assertions in connection with the equity interests of Hongli Shandong held by the shareholders and confirm no authorization or consent will be required from them for the shareholders’ performance of any transaction documents in connection with these agreements. However, if the spouse of any shareholder obtains any equity interest held by the shareholders for any reason, they commit to be bound by these agreements and comply with the obligation of the shareholders of Hongli Shandong thereunder.

Based on the foregoing contractual arrangements, Hongli Cayman is allowed to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements for the periods presented herein as if the current corporate structure (“restructuring” or “reorganization”) had been in existence throughout the periods presented under common control in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Because we do not hold equity interests in Hongli Shandong, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to regulatory review of overseas listing of mainland China companies through a special purpose vehicle and the validity and enforcement of the Contractual Arrangements. As of the date hereof, the agreements under the Contractual Arrangements have not been tested in any courts of law. We are also subject to the risks of uncertainty about any future actions of the mainland China government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and cause the value of ordinary shares to decrease significantly or become worthless.

Neither we nor our subsidiaries own any equity interests in the PRC operating entities. Instead, we are regarded as the primary beneficiary of the PRC operating entities for accounting purposes, and, therefore, we are able to consolidate the financial results of Hongli Shandong through the Contractual Arrangements. See “Item 3. Key Information—D. Risk Factors— We rely on Contractual Arrangements with the VIE and the shareholders of the VIE to consolidate the financial results of the PRC operating entities. We do not have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE;” “Item 3. Key Information—D. Risk Factors— Any failure by the VIE or its shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our results of operation;” “Item 3. Key Information—D. Risk Factors— If the VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding, its ability to operate its business might be materially and adversely hindered, which could materially and adversely affect our results of operations;” “Item 3. Key Information—D. Risk Factors— Because we are a Cayman Islands corporation and consolidate the financial results of the PRC operating entities through the Contractual Arrangements, which have a substantial majority of their business conducted in the PRC, you may be unable to bring an action against us, our officers and directors, the PRC operating entities or their officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China” and “Item 3. Key Information—D. Risk Factors— The Chinese government exerts substantial influence over the manner in which we and the PRC operating entities must conduct business activities. We or the PRC operating entities are currently not required to obtain permissions or approval from Chinese authorities or agencies to list on U.S. exchanges nor for the execution of Contractual Arrangements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities or agencies to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations.

Controlled Company

As long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Marketplace Rules.

For so as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules as we are eligible to rely on other “foreign private issuer” exemptions under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. (See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Corporate Structure— As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders” in our most recent annual report on Form 20-F)

The Initial Public Offering

On March 31, 2023, the Company consummated its initial public offering (the “IPO”) of 2,062,500 ordinary shares, par value $0.0001 per share (the “IPO Shares”). The IPO Shares were priced at $4.00 per share, and the IPO was conducted on a firm commitment basis. The ordinary shares commenced trading under the symbol “HLP” on March 29, 2023.

On May 2, 2023, upon the underwriter’s exercise of the over-allotment option in full, the Company sold 309,375 ordinary shares at a price of $4.00 per share accordingly.

Business Overview

Hongli Cayman is an offshore holding company incorporated in the Cayman Islands as an exempted company with limited liability. As a holding company with no material operations of our own, we consolidate the financial results of Hongli Shandong, the VIE and its subsidiaries through Contractual Arrangements. Neither we nor our subsidiaries own any equity interests in the PRC operating entities. Instead, we consolidate the financial results of Hongli Shandong through a series of Contractual Arrangements dated April 12, 2021.

The PRC operating entities are one of the leading cold roll formed steel profile manufacturers in China with respect to function innovation, performance improvement, and customized manufacturing of their products, according to China Sub-Association for Cold Formed Steel Industries, a professional industrial association. The PRC operating entities’ main business operation focuses on the design, production, deep processing, and sales of custom-made profile for machinery and equipment in a variety of sectors including but not limited in mining and excavation, construction, agriculture, and transportation industries.

With more than twenty years of operating history, the PRC operating entities have developed customers in more than 30 cities in China and a global network covering South Korea, Japan, the U.S., and Sweden. The customers of the PRC operating entities include large corporations and international enterprises such as Weichai LOVOL Heavy Industry Co. Ltd. (“LOVOL”), SUNGJIN TECH CO., LTD (“South Korean VOLVO”), Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”), and some new customers associated with Katsushiro Machinery Co., Ltd. (“Japan Katsushiro”). The majority of the customers of our PRC operating entities have maintained business with us for an average of 10 years. As the date of year ended December 31, 2023, our principal customers increased orders with the PRC operating entities. Given the recent trend of increased new contracts, we anticipate a continued increase in orders over the next two or three years.

Innovations of the PRC Operating Entities

The PRC operating entities employ a broad array of manufacturing techniques, most importantly cold roll forming (“CRF”) which is the technique used for manufacturing all their products that differentiates the PRC operating entities from other steel pipe manufacturers that employ alternative forming techniques such as extrusion or pull-trusion. Cold roll formed steel pipe/tubing is widely used for applications where precise dimension and mechanical tolerances are required.

CRF reduces the cost of the material and improves the quality of the product in terms of its surface and size, and allows the PRC operating entities to both customize their products in accordance with customers’ request and deliver products with high quality, increase mechanical properties and strength. CRF expands their product applications to a variety of industries that have demands for roll forming profiles with high precision and low processing cost.

In addition to the manufacturing techniques, the PRC operating entities employ deformed flower designing in their product design which enables visualization of the formation process of the materials, and further ensures the high success rate of their research, development, and design. Currently, the PRC operating entities have applied for more than 68 patents for this technique, 49 of which have been approved, including 42 registered utility patents and 7 invention patents. Among these approved patents, there are especially two patents that the management of the PRC operating entities believes are material to the operations and business of the PRC operating entities.  One is a repair treatment method of CRF profiles, providing solutions to fix H-shaped profiles during polish process. This patented technology requires less labor and increases the polish efficiency, and the management of Hongli Shandong has not seen other similar patents in the market as of the date of this report. The other one is a fine machining method for reducing profile production and manufacturing, which realizes the automatic and fine machining of customized profiles, reduces the labor requirements, and decreases the cost. These approved patents have been applied to the PRC operating entities’ productions.

Currently, the PRC operating entities are designing and developing a certain type of cross section profile with unequal thickness. Through the changes of thickness of the profile, such cross section profile will be stronger with lighter weight compared to a typical cross section profile. The PRC operating entities are preparing the patent application for such technique, which is expected to be widely used in different applications in five years, including but not limited to, lightweight processing of cabs, high-strength fireproof doors, and window and curtain walls.

Facilities and Products of the PRC Operating Entities

The PRC operating entities have a total of 8 facilities well-equipped with advanced manufacturing equipment, complex production lines, and experienced in-house R&D teams, enable them to facilitate their customers’ orders as a “custom-made profile shop” including designing, customizing, manufacturing, and delivery.

The PRC operating entities currently have 11 lines of CRF production lines, 3 units of laser welding coupled with inspection equipment, 3 units for high frequency welding coupled with inspection equipment, 5 units for welding robots, 5 units for 3D laser cutting machines, 3 units for 3D CNC bending machines, a hydraulic press, 2 units of CNC machining and 2D laser cutting machines. In May 2022, the PRC operating entities started to provide CRF profiles with additional electrocoating services to meet their customers’ additional demands. Electrocoating is a method of painting that uses electrical current to deposit paint on a part surface, which is widely used for products, including but not limited to, hardware, sporting equipment, business appliance, and automotive. In connection with the electrocoating services, the PRC operating entities purchased relevant equipment through leasing financing, including 1 unit of dust removal machine, 1 unit of pipe system, 1 unit of electrocoating machine, and 1 unit of Zeolite runner and regenerative catalytic oxidation machine. The PRC operating entities have produced various electrocoated products, among excavator cabs, safety frames for tractors, and weld-on brackets. They have also received a number of new orders for different types of electrocoated products. Additionally, as the management is in negotiation with other existing and potential customers, the management of the PRC operating entities estimates that this newly added electrocoating service could generate additional income of the PRC operating entities in the future.

Products and Product Applications

The PRC operating entities produce a comprehensive range of well-designed and customized profile products applied to different kinds of machineries and equipment that are widely used in a variety of sectors, including but not limited to, mining and excavation, construction, agriculture, and transportation industries.

The PRC operating entities currently produce over 2,000 distinct profile products in a broad range of materials, sizes and shapes. Their outstanding CRF experience and technics enable them to design and produce different shapes and dimensions of profile products based on each specific project demand from different customers. The PRC operating entities have always striven to provide product offerings with high quality, precise manufacturing, and on-time delivery.

Recent Developments

Loan Agreement with Agricultural Bank of China

On September 29, 2024, Hongli Shandong, entered into a working capital loan agreement (the “September Loan Agreement”) with the Agricultural Bank of China for a loan in the amount of RMB 9,600,000 (approximately $ 1,321,004 USD), with an annual interest rate of the Loan Prime Rate (LPR) plus 0.55%, and a term of one year, maturing on September 28, 2025.

In connection with the September Loan Agreement, on September 29, 2024, the legal representative of Hongli Shandong entered into a Guarantee Agreement with Agricultural Bank of China, providing a personal guarantee to the Agricultural Bank of China for the repayment of Hongli Shandong’s obligations under the September Loan Agreement. In addition, certain real properties of Hongli Shandong are also serving as collaterals to this loan set forth in the September Loan Agreement in accordance with the maximum amount mortgage agreement by and between Agricultural Bank of China and Hongli Shandong dated September 22, 2023, effective from September 22, 2023 to September 21, 2028.

Loan Agreement with China Minsheng Bank Corp., Ltd.

On August 30, 2024, Hongli Shandong entered into a working capital loan agreement (the “August Loan Agreement”) with the China Minsheng Bank Corp., Ltd. (“Minsheng Bank”) for a loan in the amount of RMB 10,000,000 (approximately $ 1,376,046 USD), with an annual interest rate of 4%, and a term of one year, maturing on August 30, 2025.

In connection with the August Loan Agreement, on August 26, 2024, the legal representative of Hongli Shandong and his spouse entered into a guarantee agreement, providing personal guarantees to the Minsheng Bank for the repayment of Hongli Shandong’s obligations under the August Loan Agreement. Additionally, on August 26, 2024, Hongli Shandong entered into a maximum amount pledge agreement with Minsheng Bank, pledging its current and future accounts receivables from Huachai Leiwo Wisdom Agriculture Technology Co., Ltd. as collateral to the loan set forth in the August Loan Agreement.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F and in the section titled “Risk Factors” beginning on page 20 of this prospectus.

Risks Related to This Offering

Risks and uncertainties related to this offering include, but are not limited to, the following:

●	Sales of a substantial number of our ordinary shares in the public market by the Selling Shareholders or by our existing shareholders could cause the price of our ordinary shares to fall.

●	A large number of ordinary shares may be sold in the market following this offering, which may significantly depress the market price of our ordinary shares.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

●	Nasdaq may apply additional and more stringent criteria for our continued listing because insiders will hold a large portion of the company’s listed securities.

●	If we cannot continue to satisfy the continued listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to U.S. issuers as a Foreign Private Issuer, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

●	We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

●	We do not intend to pay dividends for the foreseeable future.

●	Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

Risks Related to the Business and Industry of the PRC Operating Entities

Risks and uncertainties related to the business and industry of the PRC operating entities include, but are not limited to, the following:

●	The business of our PRC operating entities rely heavily on their workforce, which is exposed to a wide range of operational hazards typical for the steel-making industry. These hazards arise from working at industrial sites, operating heavy machinery and performing other hazardous activities.

●	The PRC operating entities had 3 major customers. However, there can be no assurance that the PRC operating entities will maintain or improve the relationships with customers who do not have long-term contracts with them.

●	The PRC operating entities have been dependent upon bank loans and proceeds received from their shareholders’ equity contributions to meet their capital requirements in the past. We cannot assure you that the PRC operating entities will be able to obtain capital in the future to meet their capital requirements for their products development and to maintain operations and improve financial performance.

●	For effective growth management, the PRC operating entities will be required to continue improving their operations, management, and financial systems and controls. The PRC operating entities’ failure to manage growth effectively may lead to operational and financial inefficiencies, which will have a negative effect on their profitability.

●	One key to the success of the PRC operating entities is their experienced R&D team which enables them to be a “custom-made profile shop” for their customers. The PRC operating entities compete for qualified personnel with other similar products manufacturing companies. Intense competition for these personnel could cause their compensation costs to increase, which could have a material adverse effect on our results of operations and financial performance.

●	The PRC operating entities use a variety of chemicals and produce significant emissions in their manufacturing operations. As such, the PRC operating entities are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal.

●	We are an exempted Cayman Islands company and substantially all of our assets are located outside of the United States. In addition, all of our directors and officers (except one independent director) are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom (except one independent director) are residents in the United States, and whose significant assets are located outside of the United States.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	We have relied and expect to continue to rely on Contractual Arrangements with the VIE to consolidate the financial results of the PRC operating entities. Under the current Contractual Arrangements, we rely on the performance by the consolidated variable interest entities and their shareholders of their obligations under the contracts to consolidate the financial results of the VIE.

●	If the VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws.

●	Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the mainland China tax authorities within ten years after the taxable year when the transactions are conducted. We may face material and adverse tax consequences if the mainland China tax authorities determine that the Contractual Arrangements between Hongli WFOE, the VIE, and the shareholders of the VIE were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the VIE’s income in the form of a transfer pricing adjustment.

●	The VIE holds certain assets that are material to the operation of its business, including the use right of industrial land and production facilities. We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of its business if the VIE goes bankrupt or become subject to a dissolution or liquidation proceeding.

Risks Related to Doing Business in China

The WFOE and PRC operating entities are based in mainland China, Hongli HK is established in Hong Kong as a holding company, and the PRC operating entities have all of their operations in China, and therefore, we and the PRC operating entities face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	A substantial majority of the operations of the PRC operating entities are conducted in China, and a significant portion of our net revenues are derived from customers where the contracting entity is located in China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in China. The risk of legal system includes the enforcement of laws and that rules and regulations in China can change quickly with little advance notice.

●	China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy.

●	The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.

●	The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to manufacturing, environmental regulations, land use rights, property and other matters. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

●	There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing the business of the PRC operating entities and the enforcement and performance of our arrangements with customers in certain circumstances. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the business of the PRC operating entities.

●	All of our assets are located outside of the United States and the proceeds of the initial offering will primarily be held in banks outside of the United States. In addition, a majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us.

●	Our ordinary shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

●	Even though, currently, we are not subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data, these laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

●	Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities.

●	We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, we conduct a significant portion of our operations in China and the majority of our assets are located in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and many are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside mainland China.

Risks Related to Our Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties related to our ordinary shares, including, but not limited to, the following:

●	We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies.

●	We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

●	We currently intend to retain any future earnings to finance the operation and expansion of the business of the PRC operating entities, and we do not expect to declare or pay any dividends in the foreseeable future.

Emerging Growth Company Status

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Securities and Exchange Commission (“SEC”) filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

Foreign Private Issuer Status

We are incorporated and registered in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

In addition, as a holding company with no material operations, we consolidate the financial results of the PRC operating entities through the Contractual Arrangements. Furthermore, our ordinary shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (“HFCA Act”) if the PCAOB is unable to inspect our auditors for two consecutive years.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. Our auditor, RBSM LLP, headquartered in New York, NY, is an independent registered public accounting firm with the PCAOB and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor. RBSM LLP is not identified in the PCAOB’s Determination Report. Notwithstanding the foregoing, in the future, if either there is any regulatory change or step taken by PRC regulators that does not permit RBSM LLP to provide audit documentation located in mainland China or Hong Kong to the PCAOB for inspection or investigation or the PCAOB expands the scope of the Determination Report so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including on a national exchange and on “over-the-counter” markets, may be prohibited under the HFCA Act. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. The PCAOB was required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. See “Item 3. Key Information—D. Risk Factors— Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the Holding Foreign Companies Accountable Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our most recent annual report on Form 20-F for more information.

Permission Required from the PRC Authorities for the VIE’s Operation.

The operation of the PRC operating entities is governed by laws and regulations in mainland China. The PRC entities have received all requisite permissions and approvals from the government authorities or agencies in mainland China to conduct its current business in mainland China. Hongli Cayman and its subsidiaries as well as the PRC operating entities have not received any denial from the mainland China government authorities or agencies for the VIE’s operation in mainland China. Hongli HK is a holding company with no operation except that Hongli HK holds all of the outstanding equity of Hongli WFOE and may distribute any dividends or payments (if any) received from Hongli WFOE to Hongli Cayman as dividends or transfer the cash proceeds from Hongli Cayman to Hongli WFOE. As of the date hereof, Hongli HK has received all the requisite license or permits from Hong Kong government with regards to its activities.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which went effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. According to the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately, but they shall be required to file with the CSRC within three working days from the completion of any subsequent offerings. As a result, we were required to file with the CSRC within three business days after the completion of the private placement offering of 60,000,000 ordinary shares of the Company contemplated under the Securities Purchase Agreement among the Company and certain non-U.S. investors (who are also the Selling Shareholders) dated November 13, 2024.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the ordinary shares, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the ordinary shares to significantly decline in value or become worthless. See “Item 3. Key Information—D. Risk Factor— Uncertainties with respect to the PRC legal system could have a material adverse effect on us”; “Item 3. Key Information—D. Risk Factor— New rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC recently. While such rules have not yet come into effect as of the date of this Annual Report, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless”; and “Regulation— Regulation Related to M&A Regulations and Overseas Listings” in our most recent annual report on Form 20-F.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with twelve other government agencies in mainland China, published the Measures for Cybersecurity Review which became effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As the PRC operating entities’ business is engaged in cold roll formed steel profile manufacturing in mainland China and do not involve the collection of personal data of at least 1,000,000 users, implicate cybersecurity, we believe that neither we, nor the PRC operating entities are “network platform operator(s)”, and subject to the cybersecurity review of the CAC. On July 7, 2022, the CAC issued the Security Assessment Measures for Outbound Data Transfers which became effective on September 1, 2022, and it requires that a data processor to provide data abroad under specific circumstances shall apply for the security assessment in respect of the outbound data transfer. As the PRC operating entities do not engage in any operation of information in infrastructure or involve the process of personal data of more than 1,000,000 individual, and have not provided over 100,000 individual’s personal information or over 10,000 individual’s sensitive personal information since January 1 of the last years abroad, further, the PRC entities have not involved the “important data” under the Security Assessment Measures for Outbound Data Transfer. We believe that we, our subsidiaries, or the VIE are not subject to the security assessment of outbound data transfer under the Security Assessment Measures for Outbound Data Transfers. As of the date of this prospectus, we are of the view that we are in compliance with the applicable PRC laws and regulations governing the data privacy, personal information and information and outbound data transfer in all material respects, including the data privacy, personal information and outbound data transfer requirements of the CAC, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. However, as there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review or security assessment of outbound data transfer, and if so, we may not be able to pass such review or such security assessment in relation to outbound data transfer. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. If we (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, it may result in fines or other penalties, including suspension of business, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless. See “Item 3. Key Information—D. Risk Factor— In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business of the PRC operating entities, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering” in our most recent annual report on Form 20-F.

Dividend Distributions or Transfers of Cash among Hongli Cayman, Its Subsidiaries, and the PRC Operating Entities

As of the date of this prospectus, none of Hongli HK, Hongli WFOE and the PRC operating entities have made any dividends to Hongli Cayman. As of the date of this prospectus, no dividends or distributions have been made to any U.S. investors. We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As of the date of this prospectus, Hongli Cayman, Hongli HK, Hongli WFOE as well as the PRC operating entities have not adopted or maintained any other cash management policies and procedures.

Hongli Cayman is a holding company with no material operations of its own and does not directly generate any revenue. Cash proceeds raised from overseas financing activities, including the cash proceeds from any securities offering, may be transferred by Hongli Cayman to Hongli HK, and then transferred to Hongli WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to the VIE from Hongli WFOE pursuant to certain contractual agreements between Hongli WFOE and the VIE as permitted by the applicable PRC regulations. The process for sending such proceeds back to the mainland China may be time-consuming after the closing of the offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in mainland China. Any transfer of funds by the offshore holding company to the entities in the PRC, either as a loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in mainland China. Any foreign loans procured by the PRC operating entities and Hongli WFOE is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and Hongli WFOE may not procure foreign loans which exceed the difference between their respective total project investment amount and registered capital or 2.5 times (which may be varied due to the change of mainland China’s national macro-control policy) of the net worth of Hongli WFOE, and the VIE may not procure foreign loans which exceed 2.5 times (which may be varied due to the change of mainland China’s national macro-control policy) of the net worth of the VIE. According to the applicable PRC regulations on foreign-invested enterprises in mainland China, capital contributions to the PRC operating entities are subject to the filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

Under our current corporate structure, we rely on dividend payments from Hongli HK and Hongli WFOE to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to pay any debt we may incur:

●	Hongli WFOE’s ability to distribute dividends is based upon its distributable earnings. Current mainland China regulations permit Hongli WFOE to pay dividends to Hongli HK in accordance with applicable PRC laws and regulations under which Hongli WFOE can only pay dividends to Hongli HK out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Furthermore, Hongli WFOE could make payments to Hongli HK pursuant to the relevant agreements between them as permitted by the applicable PRC regulations. In addition, Hongli WFOE is required to set aside certain after-tax profit to fund a statutory reserve as described below in this section.

●	Based on the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities and some tax restrictions between Hong Kong and mainland China as discussed herein below in this section. As a result, Hongli HK may further distribute any dividends or payments (if any) received from Hongli WFOE to Hongli Cayman as dividends.

●	Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from Hongli HK, which will be dependent on receipt of dividends or payments (if any) from Hongli WFOE, which will be dependent on payments from the VIE in accordance with the laws and regulations of the PRC and the Contractual Arrangements between them.

●	Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if Hongli WFOE, Hongli HK or the VIE incurs debt on its own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If either Hongli WFOE, Hongli HK or the VIE is unable to distribute dividends or make payments directly or indirectly to Hongli Cayman, we may be unable to pay dividends on our ordinary shares.

The transfer of funds among the PRC operating entities are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Amendment, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the mainland China government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of mainland China and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of mainland China and may adversely affect our business, financial condition and results of operations. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— Restrictions on currency exchange may limit our ability to utilize our revenues effectively” in our most recent annual report on Form 20-F.

If we are considered a mainland China tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. Certain payments from the VIE, Hongli Shandong, to Hongli WFOE are subject to mainland China taxes, including business taxes and VAT.

In addition, each of Hongli WFOE and the PRC operating entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in mainland China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a mainland China project. However, the 5% withholding tax rate does not automatically apply, and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the mainland China project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower mainland China withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by Hongli WFOE to its immediate holding company, Hongli HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongli HK intends to apply for the tax resident certificate when Hongli WFOE plans to declare and pay dividends to Hongli HK. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China— There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of Hongli WFOE, and dividends payable by Hongli WFOE to Hongli HK may not qualify to enjoy certain treaty benefits” in our most recent annual report on Form 20-F.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards under the share compensation plan in 2024 will be subject to these regulations when our company becomes an overseas listed company upon the completion of the initial offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our and limit our subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Corporate Information

Our principal executive office is located at 777 Daiyi Road, Changle County, Weifang City, Shandong Province, China, 262400. Our telephone number is +86 0536-2185222. Our website is hongliprofile.com.  The information on our website does not form part of this prospectus.

THE OFFERING

Ordinary shares outstanding immediately before this offering	73,438,750 ordinary shares.

Ordinary shares offered by the Selling Shareholders	Up to 60,000,000 ordinary shares.

Terms of the offering	The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the ordinary shares offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The ordinary shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of any ordinary shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders.

Listing	Our ordinary shares are listed on Nasdaq under the symbol “HLP.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 20, and in our most recent annual report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein and therein, including our most recent annual report on Form 20-F for the fiscal year ended December 31, 2023 and the risks factors disclosed therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our ordinary shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to This Offering

Sales of a substantial number of our ordinary shares in the public market by the Selling Shareholders or by our existing shareholders could cause the price of our ordinary shares to fall.

The Resale Shares being offered by the Selling Shareholders under this prospectus are the ordinary shares previously issued to the Selling Shareholders pursuant to a Securities Purchase Agreement in a private placement offering transaction. The total purchase price for these shares was US$33,000,000 at a price of $0.55 per share. As of the date of this prospectus, the ordinary shares being registered for resale represent approximately 81.7% of the total number of ordinary shares issued and outstanding, and approximately 446.5% of the public float of the Company.

The Selling Shareholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Sales of a substantial number of our ordinary shares in the public market by the Selling Shareholders and/or by our other existing shareholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares.

The sale of all of the securities being offered in this prospectus could result in negative pressure on the public trading price of our shares and cause a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, some of the Selling Shareholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices they paid and the trading price of our shares. Public shareholders may not be able to experience the same positive rates of return on ordinary shares they purchase due to the low price at which the Selling Shareholders purchased their shares.

A large number of ordinary shares may be sold in the market following this offering, which may significantly depress the market price of our ordinary shares.

We are registering for resale up to 60,000,000 of our ordinary shares which may be sold by the Selling Shareholders. Sales of a substantial number of our ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. The ordinary shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market following this offering. If there are significantly more ordinary shares offered for sale than buyers are willing to purchase, then the market price of our ordinary shares may decline to a market price at which buyers are willing to purchase the offered ordinary shares and sellers remain willing to sell our ordinary shares.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Global Market corporate governance listing standards. We currently rely, and expect to continue to rely, on the foreign private issuer exemption with respect to the following Nasdaq listing rules:

1.	Listing Rule 5605(b)(2), pursuant to independent directors must have regularly scheduled meetings at which only independent directors are present.

2.	Listing Rule 5620(a), pursuant to which companies listing common stock or voting preferred stock, and their equivalents, on Nasdaq are required to hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year-end, unless such company is a limited partnership that meets certain requirements.

3.	Listing Rule 5620(b), pursuant to which companies that are not limited partnerships shall solicit proxies and provide proxy statements for all meetings of shareholders and shall provide copies of such proxy solicitation to Nasdaq.

4.	Listing Rule 5635(a), pursuant to which companies listed on Nasdaq are required to obtain shareholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if:

(1)	where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash:

(A)	the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or

(B)	the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or

(2)	any director, officer or Substantial Shareholder (as defined by Listing Rule 5635(e)(3)) of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the Company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

5.	Listing Rule 5635(b), pursuant to which Companies listed on Nasdaq are required to obtain shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company.

6.	Listing Rule 5635(c), pursuant to which companies listed on Nasdaq are required to obtain shareholder approval prior to the issuance of securities when a stock option or purchase plan or other equity compensation arrangement is established or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants.

7.	Listing Rule 5635(d), pursuant to which companies listed on Nasdaq are required to obtain shareholder approval for a transaction involving the sale, issuance or potential issuance of common stock or securities convertible into or exercisable for common stock, which alone or together with sales by officers, directors, or substantial shareholders, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

8.	Listing Rule 5250(b)(3), pursuant to which companies listed on Nasdaq must disclose all agreements and arrangements in accordance with this rule by no later than the date on which the company files or furnishes a proxy or information statement subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 in connection with the company’s next shareholders’ meeting at which directors are elected.

9.	Listing Rule 5250(d), pursuant to which companies listed on Nasdaq are required to distribute annual and interim reports to shareholders.

These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards. If followed by us, these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

Nasdaq may apply additional and more stringent criteria for our continued listing because insiders will hold a large portion of the company’s listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. As the insiders of our Company hold a large portion of the Company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our continued listing, which may affect our continued listing on Nasdaq and the trading prices and liquidity of our shares.

If we cannot continue to satisfy the continued listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to U.S. issuers as a Foreign Private Issuer, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Even though our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we have initially met the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any share-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition, if the trading volumes of our ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our ordinary shares. This low volume of trades could also cause the price of our ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional shares of ordinary shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ordinary shares will develop or be sustained. If an active market does not develop, holders of our ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of the business of the PRC operating entities, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. All of the shares sold in this offering and our initial public offering in 2023 are freely transferable without restriction or further registration under the Securities Act. The remaining shares are “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the ordinary shares under this prospectus. We will not receive any of the proceeds from the sale of ordinary shares by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of such ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of such ordinary shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2024;

●	on a pro forma basis as adjusted to give effect to the issuance and sale of 60,000,000 ordinary shares pursuant to the Securities Purchase Agreement dated November 13, 2024 which closed on December 5, 2024, based on an offering price of $0.55 per ordinary share.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our financial statements and the notes thereto incorporated by reference into this prospectus.

	June 30, 2024
	Actual (unaudited)	Pro Forma As Adjusted (unaudited)
	US$	US$
Cash and cash equivalents	$930,419	$33,750,419
Long-term payable, including current portion	-	-
Finance lease liabilities, including current portion	-	-
Long-term bank loan, including current portion	3,686,033	3,686,033
Shareholders’ Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 13,438,750 and 12,238,750 shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively; 73,438,750 shares issued and outstanding pro forma*	1,344	7,344
Additional paid-in capital	10,004,556	42,818,556
Statutory reserve	370,683	370,683
Retained earnings	11,703,357	11,703,357
Accumulated other comprehensive income	(1,392,972	(1,392,972
Total Shareholders’ Equity	20,686,968	53,506,968
Total Capitalization	$24,373,001	$57,193,001

*	The share amounts are presented on a retrospective basis.

SELLING SHAREHOLDERS

On November 13, 2024, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain non-U.S. investors (the “Purchasers”) for a private placement offering, providing the sale and issuance of 60,000,000 ordinary shares of the Company, par value $0.0001 per share (the “Resale Shares”), for a total purchase price of US$33,000,000 at $0.55 per share (the “PIPE Transaction”). The Securities Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The PIPE Transaction closed on December 5, 2024 (the “Closing Date”).

On November 13, 2024, in connection with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the Purchasers (the “Registration Rights Agreement”). The Registration Rights Agreement provided, among other things, that the Company will as soon as reasonably practicable, and in any event no later than 30 days after the closing date of the Offering, file with the SEC a registration statement registering the resale of the Resale Shares. The Company agreed to use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof.

The Resale Shares being offered by the Selling Shareholders are the ordinary shares previously issued to the Selling Shareholders pursuant to the Securities Purchase Agreement in the PIPE Transaction. We are registering those ordinary shares in order to permit the Selling Shareholders to offer the Resale Shares for resale from time to time. Except for the ownership of ordinary shares acquired in the Offering, the Selling Shareholders have not had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the ordinary shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Resale Shares to be sold by the Selling Shareholder pursuant to this prospectus, and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the Resale Shares does not necessarily mean that the Selling Shareholders will sell all or any of such Resale Shares, but the number of the ordinary shares and percentages set forth in the final two columns below assume that all Resale Shares being offered by the Selling Shareholders pursuant to this prospectus are sold. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to this Offering(1)(2)	Percentage of Ordinary Shares Owned Before this Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus(3)	Ordinary Shares Owned Immediately Following Sale of the Maximum Number of Shares in this Offering	Percentage of Ordinary Shares Owned After this Offering
BETTY CHEN LIMITED(4)	7,200,000	9.80%	7,200,000	—	—
WELL FANCY DEVELOPMENT LTD. (5)	6,050,000	8.24%	6,050,000	—	—
Gll Investment Ltd(6)	3,550,000	4.83%	3,550,000	—	—
Liyl Investment Ltd(7)	3,590,000	4.89%	3,590,000	—	—
Zhanghz Investment Ltd(8)	5,950,000	8.10%	5,950,000	—	—
SBI China Mega Asset Management Limited(9)	3,660,000	4.98%	3,660,000	—	—
Hong Kong Sanyou Petroleum Co. Ltd. (10)	3,010,000	4.10%	3,010,000	—	—
HK RED SUN CO., LIMITED(11)	3,040,000	4.14%	3,040,000	—	—
CENTURION TECH HOLDINGS LIMITED(12)	3,110,000	4.23%	3,110,000	—	—
TENDER GRASS INTERNATIONAL LIMITED(13)	2,980,000	4.06%	2,980,000	—	—
BETA VORTEX LIMITED(14)	3,150,000	4.29%	3,150,000	—	—
PISTIS INTERNATIONAL LIMITED(15)	2,790,000	3.80%	2,790,000	—	—
RAPID PROCEED LIMITED(16)	3,080,000	4.19%	3,080,000	—	—
Eternal Blessing Holdings Limited(17)	2,990,000	4.07%	2,990,000	—	—
ALPHA POLARIS COMPANY LIMITED(18)	2,960,000	4.03%	2,960,000	—	—
MINOTAUR HK LIMITED(19)	2,890,000	3.94%	2,890,000	—	—

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary shares subject to warrants currently exercisable, or exercisable within 60 days of this prospectus are counted as outstanding for computing the percentage of each of the Selling Shareholders holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholders. Percentage of shares beneficially owned is based on 73,438,750 ordinary shares outstanding as of the date of this prospectus.

(2)	Represents the number of ordinary shares beneficially owned by each Selling Shareholder as of the date of this prospectus, based on its previous ownership of our ordinary shares, if any, and ownership of the Resale Shares issued in the PIPE Transaction, assuming exercise of any warrants and any other instruments exercisable into ordinary shares held by the Selling Shareholders on that date, without regard to any limitations on exercises.

(3)	Represents the number of ordinary shares being offered by this prospectus by the Selling Shareholders.

(4)	Represents 7,200,000 ordinary shares held by BETTY CHEN LIMITED, which is 100% owned by Zhicheng Jiang. The address of BETTY CHEN LIMITED is No. 126, Huihe Road, Binhu District, Wuxi City, Jiangsu Province, China.

(5)	Represents 6,050,000 ordinary shares held by WELL FANCY DEVELOPMENT LTD., which is 100% owned by Pau Hung To. The address of WELL FANCY DEVELOPMENT LTD. is RM 12B, 12/F, LOCKHART CENTRE, 301 LOCKHART ROAD,WANCHAI, HONG KONG.

(6)	Represents 3,550,000 ordinary shares held by Gll Investment Ltd. The address of Gll Investment Ltd is Room 2704, No.5, Ronghe Garden, Liangxi District, Wuxi City, Jiangsu Province, China.

(7)	Represents 3,590,000 ordinary shares held by Liyl Investment Ltd. The address of Liyl Investment Ltd is Room 403, No.82 Kangcheng Road, Lane 958 Xinsong Road, Minhang District, Shanghai City, China.

(8)	Represents 5,950,000 ordinary shares held by Zhanghz Investment Ltd, which is 100% owned by Huizhi Zhang. The address of Zhanghz Investment Ltd 3rd Floor, No.5, Lane 693, Xinhua Road, Changning District, Shanghai City, China.

(9)	Represents 3,660,000 ordinary shares held by SBI China Mega Asset Management Limited. The address of SBI China Mega Asset Management Limited is P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands.

(10)	Represents 3,010,000 ordinary shares held by Hong Kong Sanyou Petroleum Co. Ltd.. The address of Hong Kong Sanyou Petroleum Co. Ltd. is FLAT/RM 1702 17/F SINO CENTRE 582-592 NATHAN RD, MONGKOK, HONG KONG.

(11)	Represents 3,040,000 ordinary shares held by HK RED SUN CO., LIMITED. The address of HK RED SUN CO., LIMITED is UNIT 1507C 15/F EASTCORE 398 KWUN TONG ROAD KWUN TONG KL, HONG KONG.

(12)	Represents 3,110,000 ordinary shares held by CENTURION TECH HOLDINGS LIMITED. The address of CENTURION TECH HOLDINGS LIMITED is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin lslands.

(13)	Represents 2,980,000 ordinary shares held by TENDER GRASS INTERNATIONAL LIMITED. The address of TENDER GRASS INTERNATIONAL LIMITED is UNIT 135, 1/F., 143 WAI YIP STREET, KWUN TONG, HONG KONG.

(14)	Represents 3,150,000 ordinary shares held by BETA VORTEX LIMITED. The address of BETA VORTEX LIMITED is FLAT/RM A 12/FZI 300.300 LOCKHART ROAD WAN CHAI, HONG KONG.
(15)	Represents 2,790,000 ordinary shares held by PISTIS INTERNATIONAL LIMITED. The address of PISTIS INTERNATIONAL LIMITED is UNIT 1804, LEVEL 18 K11 ATELIER,18 SALISBURY RD, TSIM SHA TSUI, HONG KONG.

(16)	Represents 3,080,000 ordinary shares held by RAPID PROCEED LIMITED. The address of RAPID PROCEED LIMITED is Wickhams Cay ll, Road Town, Tortola, VG1110, British Virgin lslands.
(17)

Represents 2,990,000 ordinary shares held by Eternal Blessing Holdings Limited. The address of Eternal Blessing Holdings Limited is Roosevelt Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(18)

Represents 2,960,000 ordinary shares held by ALPHA POLARIS COMPANY LIMITED. The address of ALPHA POLARIS COMPANY LIMITED is ROOM A17 29TH FLOOR, NING CHUN CEN’TRE, 7 SHING YIP STREET, KWUN TONG, HONG KONG.

(19)	Represents 2,890,000 ordinary shares held by MINOTAUR HK LIMITED. The address of MINOTAUR HK LIMITED is ROOM 201.2/F.PAK HOVAN COMMERCIAL, BUILDING.NO.18 HILLWOOD ROAD, TSIM SHA TSUI, HONG KONG.

PLAN OF DISTRIBUTION

We are registering the ordinary shares offered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders, which, as used herein, includes donees, pledgees, transferees, or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by such shareholder and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders may use any one or more of the following methods when disposing of their shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with the sale of ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the ordinary shares are sold through broker dealers, the Selling Shareholders will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of our ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the respective purchase prices and offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholders and any other person participating in a distribution of the ordinary shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, which will become effective upon or before the completion of this offering, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Act,” on February 9, 2021. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share and 73,438,750 ordinary shares are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time, the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. The register of members will be updated from time to time to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four months’ period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Data Protection in the Cayman Islands—Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “HLP”.

Transfer Agent

The transfer agent and registrar for our ordinary shares is Transhare Corporation, at 17755 North US Highway, 19 Suite, 140 Clearwater, FL 33764. Their phone number is (303) 662-1112.

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Beijing Dacheng Law Offices, LLP (Shanghai). If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the years ended December 31, 2023 and 2022 have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the ordinary shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant. Nor was any such person connected with the Registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is considered to be a part of this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2023, filed on April 30, 2024; and

•	Our Current Reports on Form 6-K furnished on September 19, 2024, October 31, 2024 and November 14, 2024;

•	The description of our ordinary shares contained in our registration statement on Form 8-A filed on March 28, 2023 and as it may be further amended from time to time; and

all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

We also incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus. We also incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the filing date of the registration statement of which this prospectus is a part and prior to effectiveness of that registration statement. We are not, however, incorporating, in each case, any documents or information that we are deemed to “furnish” and not file in accordance with SEC rules.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Hongli Group Inc.

No. 777, Daiyi Road,

Changle County, Weifang City,

Shandong Province, China, 262400.

Tel: +86 0536-2185222

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus does not contain all of the information set forth in the registration statement or the exhibits that are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the U.S.

As a holding company with no material operations of our own, pursuant to certain contractual arrangements, we consolidate the financial results of the PRC operating entities through the Contractual Arrangement. A substantial majority of the operations of the PRC operating entities are conducted in the PRC and a substantial majority of the assets of the PRC operating entities are located in the PRC. In addition, all of our directors and officers (except one independent director) are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the U.S. or of any state in the U.S. or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Beijing Dacheng Law Offices, LLP (Shanghai), our counsel with respect to mainland China law, has advised us that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in the PRC against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

Beijing Dacheng Law Offices, LLP (Shanghai) has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Mainland China courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between mainland China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the mainland China and the U.S. for the mutual recognition and enforcement of court judgments. Beijing Dacheng Law Offices, LLP (Shanghai) has further advised us that under mainland China law, mainland China courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of mainland China law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the mainland China difficult.

Ogier (Cayman) LLP has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Hongli Group Inc.

PROSPECTUS

Up to 60,000,000 Ordinary Shares

The date of this prospectus is February 5, 2025